(Exhibit 10m)


                                    AGREEMENT


This AGREEMENT ("Agreement") entered into as of the 1st day of February, 1999, by and between UNIFI, INC., a New York corporation, with its executive offices in Greensboro, North Carolina (hereinafter, together with its wholly owned subsidiaries, referred to as "UNIFI"), and WILLIAM T. KRETZER, of Guilford County, North Carolina (hereinafter referred to as "MR. KRETZER");

                            W I T N E S S E T H:

WHEREAS, MR. KRETZER has been an employee of UNIFI since 1971 and has served as President and Chief Executive Officer since 1985;
WHEREAS, MR. KRETZER and UNIFI agreed that MR. KRETZER would resign his employment with UNIFI;
WHEREAS, in consideration of his past services to UNIFI, UNIFI has agreed to pay to MR. KRETZER the sum of Three Million Dollars ($3,000,000) pursuant to Section 1 of this Agreement and to provide him with the benefits, split dollar insurance, stock options and deferred compensation described in Sections 2, 3, 4, 5, 7 and 8; and
WHEREAS, in consideration of UNIFI's agreement to pay him the sum of One Million Dollars ($1,000,000) pursuant to Section 12(A) of this Agreement, MR. KRETZER has agreed to certain covenants regarding the disclosure of confidential information and noncompetition;
NOW, THEREFORE, in consideration of these premises and mutual agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:

Section 1. Cash Payments - UNIFI agrees to pay MR. KRETZER the sum of Three Million Dollars ($3,000,000). This amount shall be paid in thirty-six (36) equal monthly installments of $83,333 each on UNIFI's regular salaried payroll dates, with the first monthly installment being due and payable on February 28, 1999 and a like installment being due and payable on the same date of each calendar month thereafter, to and including January 2002. These payments will be subject to all applicable federal and state taxes. In the event of MR. KRETZER's death before January 31, 2002, the payments thereafter becoming due under this Section 1 will be paid to his estate. MR. KRETZER shall be entitled to the payments provided for in this Section 1 even if he becomes employed by another company.

Section 2. Medical and Dental Insurance - UNIFI will continue to provide MR. KRETZER the same medical and dental coverage provided to executive officers covered by the terms of the Unifi, Inc. Employee Welfare Benefit Plan until the earliest to occur of the last day of the month in which MR. KRETZER attains the age of sixty-five (65) years or obtains employment with another company and becomes eligible for substantially comparable benefits. MR. KRETZER shall be eligible to continue to receive medical and dental benefits in order that he may obtain coverage for himself and for his Dependents, as the term "Dependents" is defined in the Medical Plan, and so that the following shall apply to coverage of MR. KRETZER and his Dependents:

(A) As a condition of coverage of MR. KRETZER, he must pay for each month of coverage an amount equal to the premium paid for such month by an active employee for coverage under the Medical Plan. During the time when payments are being made pursuant to Section 1, such premiums shall be paid by deductions from such installments unless UNIFI in its sole discretion agrees otherwise. Thereafter, such premiums shall be due on the first day of the month to which they apply, but coverage will not be terminated unless any failure by MR. KRETZER to pay premiums on the due date continues for more than 30 days after written notice thereof is given to MR. KRETZER.

(B) As a condition of coverage of a Dependent, MR. KRETZER must pay for each month of coverage an amount equal to the premium paid for such month by an active employee for coverage of a Dependent under the Medical Plan. During the time when payments are being made pursuant to Section 1, such premiums shall be paid by deductions from such installments unless UNIFI in its sole discretion agrees otherwise. Thereafter, such premiums shall be due on the first day of the month to which they apply, but coverage will not be terminated unless any failure by MR. KRETZER to pay premiums on the due date continues for more than 30 days after written notice thereof is given to MR. KRETZER, or unless MR. KRETZER is in breach of Section 10 or Section 11 of this Agreement.


(C) The terms of medical and dental coverage for MR. KRETZER and his Dependents at any given time shall be the terms applicable to executive officers of UNIFI and their Dependents at such time. It is explicitly understood and agreed that any amendments to or alteration of the Medical Plan (including any amendment terminating the Medical Plan) may be applicable to MR. KRETZER and his Dependents without regard to whether the amendment or alteration was adopted or made before or after the date MR. KRETZER entered into this Agreement. It is explicitly understood and agreed that a Dependent will lose medical and dental coverage as of the first day of the month next following MR. KRETZER's sixty-fifth (65th) birthday, regardless of the Dependent's age, unless the Dependent has lost coverage earlier. In the event of MR. KRETZER's death before his sixty-fifth (65th) birthday, his Dependents will continue to be eligible for medical and dental coverage as hereinabove provided until the first day of the month next following MR. KRETZER's sixty-fifth (65th) birthday.

(D) UNIFI will continue to provide MR. KRETZER group term life insurance coverage in the amount of $750,000 until the earliest to occur of the last day of the month in which MR. KRETZER attains the age of sixty-five (65) years or obtains employment with another company and becomes eligible for a substantially comparable life insurance benefit.

(E) In addition to the medical, dental and group life insurance benefits described in Sections 2(A), (B), (C) and (D), MR. KRETZER shall be entitled to all other benefits provided to executive officers of UNIFI (including, without limitation, benefits under the portions of the Welfare Benefit Plan that provide benefits in the event of disability and that provide accidental death and dismemberment coverage) on the same basis and on the same terms as if MR. KRETZER had continued his employment with UNIFI. MR. KRETZER's entitlement to benefits under this Section 2(E) shall continue until the earliest to occur of the last day of the month in which MR. KRETZER attains the age of sixty-five
(65) years or obtains employment with another company and becomes eligible for substantially comparable benefits or is in breach of Section 10 or Section 11 of this Agreement.

Section 3. COBRA, etc. - It is understood that this Agreement does not waive or abrogate MR. KRETZER's entitlement to health insurance benefits under COBRA or to vested retirement funds in UNIFI'S retirement plan. Any retirement benefits to which MR. KRETZER is entitled shall be governed by the terms of the retirement plan.


Section 4.        Other Benefits

(A) MR. KRETZER agrees that no provision is granted for continued vacation pay, automobile allowance, education renewal, tuition reimbursement, or mobile telephone service after the date of this Agreement, and that he will return to UNIFI all company property, documents, notes, software programs, data and any other materials (including any copies thereof) in his possession.

(B) Until the date on which MR. KRETZER obtains full-time employment with another company, MR. KRETZER will have the right to use UNIFI's airplanes and apartments, provided that such use does not interfere with UNIFI's use of its airplanes and apartments for business purposes and provided further that in connection with such use by MR. KRETZER, he shall reimburse UNIFI in accordance with the reimbursement policies then in effect for executive officers of UNIFI.

(C) Until the date on which MR. KRETZER obtains full-time employment with another company, UNIFI will provide MR. KRETZER with an executive office (at UNIFI's headquarters in Greensboro, North Carolina, or such other place as may be mutually agreed upon by UNIFI and MR. KRETZER) and secretarial assistance.

Section 5. Split Dollar Insurance - Schedule A attached hereto lists the life insurance policies on MR. KRETZER's life currently owned by UNIFI under a Split Dollar Arrangement (the "Policies"). The Policies are subject to the Executive Split Dollar Life Insurance Agreement dated July 1, 1990 (the "Split Dollar Agreement") between UNIFI and MR. KRETZER (except that Schedule A to this Agreement shall be substituted for Schedule A to the Split Dollar Agreement) and, accordingly, MR. KRETZER shall have the right to and UNIFI the obligation to continue the Split Dollar Agreement with respect to the Policies until the applicable Termination Date, provided that MR. KRETZER continues to make the required premium contributions under the Split Dollar Agreement.

Section 6. Taxes - MR. KRETZER will be responsible for any federal, state or local taxes which may be owed by him by virtue of the receipt of any portion of the consideration herein provided.

Section 7.        Option Grants -  Regarding option grants:


(A) MR. KRETZER was granted options under the Unifi, Inc. 1992 Incentive Stock Option Plan and the Unifi, Inc. 1996 Incentive Stock Option Plan. Stock option agreements dated October 27, 1992, October 21, 1993, and September 22, 1994 were entered into in relation to the respective stock option grants. All options which have not been exercised shall be canceled and the respective stock option agreements terminated. New stock options will be granted to MR. KRETZER under the Unifi, Inc. 1996 Non-Qualified Stock Option Plan for the number of unexercised shares and at the purchase price per share as set forth in the above-referenced respective incentive stock option agreements. All such new options shall vest and be exercisable immediately and shall terminate ten (10) years from the date the above-referenced incentive stock options were granted.

(B) MR. KRETZER was previously granted options under the Unifi, Inc. 1992 Non-Qualified Stock Option Plan and the Unifi, Inc. 1996 Non-Qualified Stock Option Plan. Stock option agreements dated October 27, 1992, October 21, 1993, September 22, 1994, April 18, 1995, April 18, 1996, April 17, 1997, and October 22, 1998 were entered into in relation to the respective stock option grants. The option agreements will be amended to provide that all unexercised options under the respective agreements are fully vested and exercisable immediately and shall terminate ten (10) years from the date the above-referenced nonqualified stock options were granted.

(C) In the event of MR. KRETZER's death before termination of any of the options described in (A) and (B) above, such options will continue in effect and may be exercised by MR. KRETZER's estate within six (6) months after his death.

Section 8. Deferral Agreement - The Deferral Agreement dated November 21, 1997, between UNIFI and MR. KRETZER (the "Deferral Agreement") is hereby amended by deleting paragraph 3 in its entirety and inserting in lieu thereof the following:

A3. DEFERRAL. On January 2, 2003, the Executive or his designated beneficiary, if the Executive should die before January 2, 2003, will be entitled to receive the Deferral Shares and Accumulated Income in a lump sum. The Board of Directors ("Board") of UNIFI will consider any request by the Executive for an earlier payment of the Deferral Shares and Accumulated Income, but any such earlier payment will be in the sole discretion of the Board.


Section 9. 1999 Profit Sharing Plan Contribution - MR. KRETZER agrees that he is not entitled to and waives his right to share in the contribution, if any, made to UNIFI's Profit Sharing Plan and Trust (the "Profit Sharing Plan") for the fiscal year ended June 30, 1999. MR. KRETZER hereby agrees to indemnify and hold harmless UNIFI, its directors, officers and employees, as well as UNIFI's Profit Sharing Plan and Trust, for any amounts that may be assessed against each and every one of the foregoing for his not sharing in such contribution, if any, as made to the Profit Sharing Plan for fiscal year ended June 30, 1999.

Section 10. Disclosure of Confidential Information - MR. KRETZER agrees that:

(A) For a period of three (3) years from the date of this Agreement, he will not disclose or make available to any person or other entity any trade secrets, confidential information, as hereinafter defined, or "know-how" relating to UNIFI's, its affiliates' and subsidiaries', businesses without written authority from UNIFI's President or Board of Directors, unless he is compelled to disclose it by judicial process.

Confidential Information shall mean all information about UNIFI, its affiliates or subsidiaries, or relating to any of their products or any phase of their operations, not generally known to their competitors or which is not public information, which MR. KRETZER knows or acquired knowledge of during the term of his employment. Confidential Information does not include information that becomes available to MR. KRETZER from a source other than UNIFI, provided MR. KRETZER does not have actual knowledge or reason to believe such source was bound by a duty of confidentiality to UNIFI.

(B) Documents - Under no circumstances shall MR. KRETZER remove from UNIFI's offices any of UNIFI's books, records, documents, customer lists, or any copies of such documents without UNIFI's written consent, nor shall he make any copies of UNIFI's books, records, documents, or customer lists for use outside of UNIFI, except as specifically authorized in writing by the President or Board of Directors of UNIFI.

Section 11. Non-Compete - Subject to the provisos of this Section 11, MR. KRETZER hereby promises and agrees that, for a period of three (3) years from the date of this Agreement he will not, directly or indirectly, without the prior written consent of UNIFI's Board of Directors or its Compensation
Committee:

(A) Own any interest in (other than by ownership of less than ten percent (10%) of any class of stock (or ownership interest) of a publicly or privately held corporation or other business entity), act as a director, manage, operate, control, be employed by, render advisory services to, represent, participate in, or be connected with any business that is engaged in the business of producing, manufacturing, distributing, and/or selling, in competition with UNIFI, in any country in which UNIFI is engaged in the manufacturing, distribution or sales of UNIFI Products or services on the date of this Agreement;


(B) Influence, attempt to influence or solicit any customer of UNIFI to discontinue its purchase of, or divert its business with respect to, any UNIFI Products or services manufactured and/or sold by UNIFI from UNIFI to himself or any other person, firm, entity or corporation;

(C) Interfere with, disrupt, or attempt to disrupt the relationship, contractual or otherwise, between UNIFI and any of its suppliers, principals, distributors, lessors, licensors, licensees, or franchisees; or

(D) Solicit any employee or salesman of UNIFI, whose annual salary exceeds $25,000, to work for himself or any other person, firm, entity or corporation competing with UNIFI;

provided, however, that this Section 11 shall not prevent MR. KRETZER from:

(W) Engaging in any capacity in the business of producing, manufacturing, distributing, and/or selling any of the UNIFI Products that UNIFI ceases to sell to third parties after the date of this Agreement;

(X) Being employed or otherwise engaged by any entity whose primary business at the time of his employment or engagement is not the sale of UNIFI Products to third parties, even if that entity thereafter acquires or is acquired by another entity whose primary business is the sale of UNIFI Products to third parties, if MR. KRETZER's primary duties and responsibilities are unrelated in any material respect to the UNIFI Products; and

provided further that UNIFI's Board of Directors will not unreasonably withhold its consent to MR. KRETZER'S:

(Y) Engaging in any capacity in the business of producing, manufacturing, distributing, and/or selling POY yarns; or

(Z) Serving as a director of and/or being employed by any corporation, partnership, sole proprietorship or other entity (or as a manager and/or employee of any limited liability company) in the textile industry whose primary business is not the sale of UNIFI Products to third parties.

For purposes of this Section 11, UNIFI Products means (a) false twist textured polyester and nylon filament yarns; (b) yarn dyed false twist textured polyester and nylon filament yarns; (c) twisted texturized polyester and nylon filament yarns for sewing thread applications; (d) warped yarns and fibers (whether produced through conventional and/or warp drawn methods); and (e) covered spandex (whether covered by conventional or air covering methods).


The parties intend to limit MR. KRETZER's right to compete only to the extent necessary to protect UNIFI from unfair competition. The parties recognize, however, that reasonable people may differ in making such a determination. Consequently, the parties hereby agree that, if the scope or enforceability of any of the restrictive covenants in this Section 11 or in Section 10 above is in any way disputed at any time, the dispute shall be submitted to arbitration, as provided under Section 19 of this Agreement, and the arbitrator will determine whether the activities in which MR. KRETZER is engaging (or proposes to engage) are covered by Sections 10 or 11 and, if covered, whether they subject (or would subject) UNIFI to unfair competition. If the arbitrator determines that the activities are covered and do (or would) subject UNIFI to unfair competition, then such activities shall be subject to the restrictions of Sections 10 and 11, and MR. KRETZER shall not engage in such activities. If the arbitrator determines that the activities are not covered or do not (or would not) subject UNIFI to unfair competition, then such activities shall not be subject to the restrictions of Sections 10 and 11, and MR. KRETZER shall be free to engage in such activities.

Section 12.       Consideration; Breach

(A) In consideration of MR. KRETZER's covenants with respect to the disclosure of confidential information and noncompetition, as provided in Sections 10 and 11 of this Agreement, UNIFI agrees to pay MR. KRETZER the sum of One Million Dollars ($1,000,000). This amount shall be paid in thirty-six (36) equal monthly installments of $27,777 each on UNIFI's regular salaried payroll dates, with the first monthly installment being due and payable on February 28, 1999 and a like installment being due and payable on the same date of each calendar month thereafter, to and including January 2002. These payments will be subject to all applicable federal and state taxes. In the event of MR. KRETZER's death before January 31, 2002, the payments thereafter becoming due under this Section 12(A) will be paid to his estate. MR. KRETZER shall be entitled to the payments provided for in this Section 12(A) even if he becomes employed by another company.

(B) MR. KRETZER acknowledges that compliance with Sections 10 and 11 of this Agreement is necessary to protect UNIFI's businesses and goodwill; a breach of said Sections will do irreparable and continual damage to UNIFI and an award of monetary damages would not be adequate to remedy such harm; therefore, in the event he breaches or threatens to breach this Agreement, UNIFI shall be entitled to both a preliminary and permanent injunction in order to prevent the continuation of such harm and monetary damages, insofar as they can be determined, including, without limitation, all reasonable costs and attorney's fees incurred by UNIFI in enforcing the provisions of this Agreement. Nothing in this Agreement, however, shall prohibit UNIFI from also pursuing any other remedies.


(C) For purposes of this Section 12, MR. KRETZER shall be deemed to be in breach of Sections 10 and/or 11 only if UNIFI first gives him written notice of the conduct alleged to constitute a violation of Sections 10 and/or 11 and if, within 30 days after receipt of such written notice, MR. KRETZER then fails either to cease such conduct or to demand arbitration pursuant to the last paragraph of Section 11 of this Agreement. If MR. KRETZER demands arbitration and if the arbitrator determines that the conduct identified by UNIFI is covered by Sections 10 or 11 and subjects UNIFI to unfair competition, then MR. KRETZER shall be deemed to be in breach of Sections 10 and/or 11 only if such conduct continues for more than 30 days following the decision of the arbitrator.

(D) Notwithstanding any breach of this Agreement by MR. KRETZER, UNIFI shall continue to make the payments provided for in Section 1 of this Agreement and in
Section 12(A) of this Agreement, in each case without deduction or offset.

Section 13. Releases and Waivers of Each Party

(A) MR. KRETZER hereby fully and unconditionally releases and discharges all claims and causes of action which he or his heirs, personal representatives or assigns ever had or now have or hereafter may have (based on events transpiring on or before the date hereof) against UNIFI, its subsidiaries and their respective officers, directors, employees, counsel and agents, in each case past or present, of whatsoever kind and nature, in law, equity or otherwise, arising out of or in any way connected with his employment, association or other involvement with UNIFI.

(B) UNIFI hereby fully and unconditionally releases and discharges all claims and causes of action which it ever had or now has or hereafter may have (based on events transpiring on or before the date hereof) against MR. KRETZER, in each case past or present, of whatsoever kind and nature, in law, equity or otherwise, arising out of or in any way connected with his employment, association or other involvement with UNIFI.

(C) The foregoing releases and waiver do not extend to rights, benefits, obligations and claims that expressly accrue under and pursuant to the terms of this Agreement or under and pursuant to the terms of the Split-Dollar Agreement (as amended hereby), the Deferral Agreement (as amended hereby), the option agreements (as amended hereby) and the Profit Sharing Plan (subject to the provisions of Section 9 of this Agreement).


Section 14. Waiver of Rights - If, in one or more instances, either party fails to insist that the other party perform any of the terms of this Agreement, such failure shall not be construed as a waiver by such party of any past, present, or future right granted under this Agreement, and the obligations of both parties under this Agreement shall continue in full force and effect.

Section 15. Notices - Any notice required or permitted to be given under this Agreement shall be sufficient, if in writing and if sent by registered or certified mail, postage prepaid, or telecopier to:

William T. Kretzer
3039 Lake Forest Drive
Greensboro, NC  27408
Telecopier:  (336) _________

and to:

UNIFI, Inc.
Attn:  Willis C. Moore, III
7201 W. Friendly Avenue (27410)
P. O. Box 19109
Greensboro, NC  27419-9109
Telecopier:  (336) 294-4751

Section 16. Assignment - The rights and obligations of UNIFI under this Agreement shall inure to the benefit of and be binding upon its successors and assigns; provided, however, that this Agreement is not assignable by UNIFI. UNIFI agrees that it will not merge into, consolidate with, or sell all or substantially all of its assets to any other corporation or business organization unless such successor or purchaser specifically agrees to assume and be bound by all of the terms and conditions of this Agreement or arrangements are made between UNIFI and MR. KRETZER to secure UNIFI's obligations under this Agreement. This Agreement may not be assigned or otherwise transferred voluntarily or involuntarily by MR. KRETZER.

Section 17. Applicable Law - This Agreement shall be interpreted and construed under the laws of North Carolina.

Section 18. Entire Agreement - This instrument contains the entire agreement of the parties, except that MR. KRETZER acknowledges that he continues to be subject to his Noncompetition Covenant with Parkdale America, LLC dated June 30, 1997. This Agreement may not be changed or altered, except by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.


Section 19. Arbitration - In the event of any differences of opinion or disputes, between MR. KRETZER and UNIFI, with respect to the construction or interpretation of this Agreement or the alleged breach thereof, which cannot be settled amicably by agreement of the parties, such disputes shall be submitted to and determined by arbitration by a single arbitrator in the City of Greensboro, North Carolina, in accordance with the rules of the American Arbitration Association and judgment upon the award shall be final, binding and conclusive upon the parties and may be entered in the highest court, state or federal, having jurisdiction.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement under their respective hands and seals as of the day and year first above written.


WILLIAM T. KRETZER            (SEAL)
WILLIAM T. KRETZER

Witness:

W. C. MOORE III


UNIFI, INC.


By:    G. ALLEN MEBANE
       G. Allen Mebane, Chairman
       and Chief Executive Officer

Attest:

CLIFFORD FRAZIER, JR.
Clifford Frazier, Jr., Secretary

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